Exhibit 5.1

1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

January 30, 2025

Hashdex Asset Management Ltd.

as sponsor to Hashdex Nasdaq Crypto Index US ETF

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

Re:	Hashdex Nasdaq Crypto Index US ETF Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel for Hashdex Asset Management Ltd. (the “Company”), a Cayman Islands limited company, the sponsor of Hashdex Nasdaq Crypto Index US ETF, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing on or about January 30, 2025 of its Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the issuance and sale by the Trust of an indeterminate number of shares of Hashdex Nasdaq Crypto Index US ETF (the “Shares”).

This opinion is limited to the laws of the State of Delaware governing statutory trusts, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust Agreement between the Company and CSC Delaware Trust Company, as Trustee, dated as of July 12, 2024, as amended on December 23, 2024 and further amended on January 22, 2025 (the “Trust Agreement”), and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the sole member of the Company; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the sole member of the Company, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Hashdex Asset Management Ltd. January 30, 2025 Page 2

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Trust Agreement, fully paid and non-assessable beneficial interests in the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the reference to us and discussion of this opinion in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP